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                                                                   EXHIBIT 10.39

         This LOAN AND SECURITY AGREEMENT dated as of the Effective Date, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and Applied Molecular Evolution, Inc. ("Borrower"), whose address is 3520 Dunhill Street, San Diego, California 92121, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.       ACCOUNTING AND OTHER TERMS

         Accounting terms not determined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2.       LOAN AND TERMS OF PAYMENT

2.1      PROMISE TO PAY.

         Borrower promises to pay Bank the unpaid principal amount of the Term Loan, interest thereon and all other Obligations relating thereto in accordance with the terms and provisions hereof.

2.2      TERM LOAN.

         (a) Bank agrees to make the Term Loan available to the Borrower in accordance with the provisions hereof, which loan is intended to be extended in the form of a single advance concurrently with the closing of this Agreement, the making of which shall occur, in any event, no later than October 31, 2003. Further, it is understood that any unused portion of the possible maximum Term Loan amount that is not extended at the time of the making of the Term Loan advance shall not be available for further advances thereafter. The maximum aggregate amount of the Term Loan shall not exceed 100% of the documented cost of Eligible Equipment, provided that no more than 35% of the Term Loan amount extended hereunder shall be based on and relate to Eligible Equipment consisting of Other Equipment.

         (b) Interest accrues from the date of the making of the Term Loan at the rate set forth in Section 2.3 hereof. The Term Loan is payable in 36 equal monthly installments of principal and interest, beginning on the November 1, 2003 and continuing on the 1st day of each of the succeeding 35 months, and on the final monthly payment that arises in accordance with the foregoing (such date being referred to herein as the "Maturity Date"), the Term Loan, all accrued and unpaid interest thereon and all other Obligations relating thereto shall be repaid in full. Borrower may prepay any outstanding principal amount of the Term Loan at any time without notice or payment of premium, fee or penalty other than for the payment of the Prepayment Fee as calculated for such prepayment. Further, no repaid portion of the Term Loan is permitted to be reborrowed.

         (c) To obtain the Term Loan, Borrower must supply documentary evidence of the Eligible Equipment to Bank at least two Business Days prior the proposed making thereof, which evidence shall be deemed to be acceptable to Bank, and Borrower shall also complete and deliver to Bank a notice of advance request therewith in form of Exhibit B hereto that is to be signed by a Responsible Officer or a designee of any such Responsible Officer.

2.3      INTEREST RATE, PAYMENTS; ETC.

         (a) Interest Rate. The Term Loan accrues interest at a per annum fixed rate of two and one-half percentage points (2.50%) above the Prime Rate determined and fixed as of the date

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of the making of the Term Loan, with the understanding that under all circumstances the minimum interest rate hereunder shall be deemed to be six and one-half percentage points (6.50%) per annum. After the occurrence and continuance of an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. Interest is computed on a 360 day year for the actual number of days elapsed.

         (b)      Payments. The Term Loan shall be repaid in accordance with
Section 2.2(b) above. Borrower hereby authorizes Bank to debit any of Borrower's deposit accounts for principal and interest payments owing and for any other amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not set-offs. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

         (c) Prepayment. In the event Borrower prepays the Term Loan or any portion thereof prior to the scheduled repayment dates therefor as set forth in
Section 2.2(b) above, Borrower shall pay Bank the applicable Prepayment Fee on the amount so prepaid, provided that if Bank accelerates the Obligations hereunder upon the occurrence of an Event of Default and Borrower thereupon repays the Term Loan, a Prepayment Fee shall not be applicable.

2.4      FEES.

         (a) Facility Fee. Borrower shall pay to Bank a fee of $30,000 concurrently herewith, which shall be in addition to interest and to all other amounts payable hereunder and which shall not be refundable. The parties understand that Borrower has paid to Bank a deposit of $25,000 which Borrower hereby authorizes Bank to apply to the payment of the above referenced fee and Borrower shall pay to Bank the remaining $5,000 portion of such fee concurrently herewith.

         (b) Bank Expenses. Borrower shall pay to the Bank all Bank Expenses (including reasonable attorneys' fees and expenses) incurred through and after the Closing Date when due.

3.       CONDITIONS OF LOANS

3.1      CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION.

         Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2      CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

         Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

         (a)      timely receipt of any Loan Payment/Advance Request Form; and

         (b) the representations and warranties in Section 5 must be materially true on the date of the Loan Payment/Advance Request Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

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4.       CREATION OF SECURITY INTEREST

4.1      GRANT OF SECURITY INTEREST.

         Borrower grants Bank a continuing security interest in all Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2      AUTHORIZATION TO FILE.

         Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5.       REPRESENTATIONS AND WARRANTIES

         Except as set forth in the Schedule to Loan and Security Agreement hereto (the "Schedule"), Borrower represents and warrants as follows:

5.1      DUE ORGANIZATION AND AUTHORIZATION.

         Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so would not likely be expected to cause a Material Adverse Change.

         The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound and pursuant to which such default would likely be expected to cause a Material Adverse Change.

5.2      COLLATERAL.

         Borrower has good title to the Collateral and its other assets, free of Liens except Permitted Liens or Borrower has Rights to each of its assets. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

5.3      LITIGATION.

         Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision would likely be expected to cause a Material Adverse Change.

5.4      NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS.

         All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and

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Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5      SOLVENCY.

         The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6      REGULATORY COMPLIANCE.

         Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7      SUBSIDIARIES.

         Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8      FULL DISCLOSURE.

         No material written representation, material warranty or other material statement of Borrower in all material written documents that the Borrower has given to Bank and on which Bank relied for purposes of entering into this Agreement or any such representation, warranty or statement that is otherwise contained in this Agreement or in any Schedule hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, with it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.       AFFIRMATIVE COVENANTS

         Borrower will do all of the following as long as there remain any outstanding Obligations:

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6.1      GOVERNMENT COMPLIANCE.

         Borrower will maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each applicable jurisdiction in which the failure to so qualify would likely result in a Material Adverse Change. Borrower will comply with all laws, ordinances and regulations to which such party is subject to the extent that noncompliance therewith would likely result in a Material Adverse Change.

6.2      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

         (a) Borrower will deliver to Bank: (i) with respect to the end of each of the first three fiscal quarters of Borrower, as soon as available, but in any event no later than 5 days after the required due date for filing of Borrower's Form 10-Q with the Securities and Exchange Commission, such Form 10-Q report including all financial statements of Borrower filed therewith; and (ii) with respect to the end of each fiscal year of Borrower, as soon as available, but no later than 5 days after the required due date for the filing of Borrower's Form 10-K with the Securities and Exchange Commission, such 10-K report including all financial statements of Borrower filed therewith.

         (b) Together with and at the time of the delivery of each set of financial statements by Borrower to Bank under clause (a) above, Borrower will deliver to Bank (i) a completed compliance certificate in the form of Exhibit C attached hereto.

         (c) Within 15 days of the end of each month, Borrower shall deliver to Bank a statement regarding the aggregate amount of cash of Borrower and a specific listing, on an account by account basis, of the maturity of all banking and investment accounts of Borrower that are at institutions other than the Bank together with the name and address of each of such institutions, with such listing in form and containing such information as is acceptable to Bank in its good faith business judgment, all certified to be true and correct by a Responsible Officer of the Borrower.

         (d) Borrower is to allow Bank to inspect the Collateral during normal business hours and upon reasonable notice to the Borrower relating thereto.

         (e) Without limitation of any of the foregoing provisions, Borrower shall provide to Bank its annual projections at the end of January of each year during the term hereof for such year, which projections shall be acceptable to Bank.

6.3      INVENTORY; RETURNS.

         Borrower will keep all Inventory in good and marketable condition, free from material defects.

6.4      TAXES.

         Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5      INSURANCE.

         Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will

                                      -5-

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be in a form, with companies, and in amounts that are satisfactory to Bank in
Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured, in each case to the extent of the Bank's insurable interest, and provide that the insurer must give Bank at least 10 days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, to the extent of the Bank's insurable interest and at Bank's option, be payable to Bank on account of the Obligations.

6.6      BANK ACCOUNTS.

         Borrower will maintain its primary banking account relationships with Bank, which relationships shall include Borrower maintaining account balances in accounts at or through Bank representing at least the minimum amount required for Borrower to satisfy the minimum liquidity financial covenant set forth in
Section 6.7 hereof, provided that because Borrower currently has accounts at other institutions with investments that carry a rate of return that Borrower has determined is favorable and that have a current maturity beyond the date hereof, all of which are set forth on Schedule 6.6 hereto and which listing shall include the specific investment and its related current maturity date (with such investments being referred to herein as the "Interim Investments" and the length of the current maturity for each such investment as set forth on such schedule is referred to herein as "Applicable Remaining Term"). Borrower shall be required to move the funds out of each investment to the Bank upon the expiration of the Applicable Remaining Term (the "Applicable Transfer Condition") relating thereto in a prompt manner and only up to an aggregate amount in order to satisfy the financial covenant in Section 6.7 hereof. Bank and Borrower agree that no default of the minimum liquidity financial covenant shall occur solely due to the location of funds in the Interim Investments as long as the funds in each of the Interim Investments are moved to Bank when the Applicable Transfer Condition relating thereto has occurred. At this time, the Bank does not have a security interest in the accounts of Borrower at Bank and therefore the Bank has imposed no usage restrictions on the Borrower's accounts at Bank, subject, however, to the obligation to pledge an account to Bank as set forth in Section 6.7 hereof, and subject, further, to the rights of Bank upon the occurrence and continuance of an Event of Default.

6.7      LIQUIDITY COVENANT; PLEDGE UPON VIOLATION.

         Subject to the Interim Investment and Applicable Transfer Condition qualifications set forth in the Section 6.6 above, Borrower on its own (and not on a consolidated basis) will maintain in its accounts at or through Bank at all times and certified by Borrower to Bank as of the last day of each quarter an aggregate minimum amount equal to the greater of (A) 150% multiplied by the Term Loan balance outstanding from time to time and (B) an aggregate Cash Burn (as defined below) amount for the sum of the Cash Burn for month end period corresponding to such quarter end plus the sum of the Cash Burn amounts for each of the then preceding five month end periods.

         If Borrower fails to comply at any time with the foregoing covenant at any time, and without limitation of Bank's rights and remedies hereunder, Borrower shall immediately thereupon pledge to Bank a certificate of deposit account maintained at Bank in an aggregate minimum amount of 100% of the Term Loan balance then outstanding and in connection therewith Borrower shall execute and deliver to Bank such security agreement and related documentation as Bank determines is necessary or advisable in order to establish and maintain a perfected first priority security interest therein. If Borrower thereafter complies with the above liquidity covenant, Bank agrees to release such pledged account, subject, however, to a reinstatement of such pledge if Borrower thereafter again violates the above liquidity covenant.

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         "Cash Burn" shall mean, with respect to Borrower as of each month end date, earnings before depreciation, amortization and other non-cash charges, all in accordance with GAAP for such month.

6.8      FURTHER ASSURANCES.

         Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7.       NEGATIVE COVENANTS

         Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1      DISPOSITIONS.

         Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer") all or any part of its business or property, except for Transfers
(i) of Inventory in the ordinary course of business; (ii) of licenses and similar arrangements for the use of the property of Borrower in the ordinary course of business, including, without limitation, licenses of its intellectual property assets in connection with joint ventures and corporate collaborations, in each case entered into in the ordinary course of Borrower's business; or
(iii) of worn-out or obsolete Equipment but not including any Collateral.

7.2      CHANGES IN MANAGEMENT OR BUSINESS LOCATIONS.

         Engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its management compared to the management in effect as of the date hereof. Borrower will not, without prior written notice to the Bank, move the location of any of the Collateral from its current location, which is at the office address listed for the Borrower at the heading of this Agreement and 11095 Flintkote Ave., San Diego, CA 92121.

7.3      MERGERS OR ACQUISITIONS.

         Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person, except where: (i) no Default or Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth; and (iii) upon the acquisition of any other Person as otherwise permitted pursuant to the terms of this Section, such Person becomes an appropriate obligor relating to the Obligations hereunder, as the Bank may determine, and shall execute such agreements, documents and instruments as are reasonably necessary or appropriate, as the Bank may determine, in order to evidence such debt obligations. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default is occurring prior thereto or arises thereafter.

7.4      INDEBTEDNESS.

         Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

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7.5      ENCUMBRANCE.

         Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, except for Permitted Liens, or permit the first priority lien status of Bank regarding the Collateral to change, subject only to Permitted Liens, as may be applicable.

7.6      DISTRIBUTIONS; INVESTMENTS.

         Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for acquisitions of capital stock by Borrower from any former employee, consultant or director pursuant to agreements which permit Borrower to repurchase such capital stock upon termination of services with Borrower, provided that any such acquisitions shall only be permitted to occur as long as no Default or Event of Default is then occurring or would otherwise arise upon the making of any such acquisitions.

7.7      TRANSACTIONS WITH AFFILIATES.

         Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8      SUBORDINATED DEBT.

         Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9      COMPLIANCE.

         Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

7.10     NEGATIVE PLEDGE AGREEMENT.

         Except as otherwise permitted hereunder, including, without limitation, under Section 7.1(ii) hereof, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's intellectual property, including, without limitation, the following:

         a. Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held;

                                      -8-

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         b.       Any and all trade secrets, and any and all intellectual
property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

         c. Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

         d. All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications;

         e. Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, including without limitation;

         f. Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

         g. All licenses or other rights to use any of the foregoing copyrights, patents or trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

         h. All amendments, extensions, renewals and extensions of any of the foregoing copyrights, trademarks or patents; and

         i. All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

7.11     NO FURTHER NEGATIVE PLEDGE AGREEMENTS.

         Without limitation of any other term or condition set forth herein or in any other Loan Document, Borrower shall not enter into any agreements (other than in favor of Bank) or transactions in which, or otherwise with respect to which, Borrower agrees not to encumber or create a Lien regarding its intellectual property assets.

8.       EVENTS OF DEFAULT

         Any one of the following is an Event of Default:

8.1      PAYMENT DEFAULT.

         If Borrower fails to pay any of the Obligations within 3 days after their due date. During such additional 3 day period the failure to cure such payment default is not an Event of Default hereunder;

8.2      COVENANT DEFAULT.

         (A)      If Borrower does not perform any obligation in Section 6.2(a),
Section 6.2(b), Section 6.2(d) or Section 6.2(e) within 2 days of its required date;

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         (B)      If Borrower does not perform any obligation in Sections
6.2(c), 6.6 or 6.7, or Borrower violates any covenant in Section 7; or

         (C) If Borrower does not perform or observe any other material term, condition or covenant in this Agreement (other than those arising in Section 8.1, Section 8.2(A) and Section 8.2(B) hereof), any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower's attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default;

8.3      MATERIAL ADVERSE CHANGE.

         If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral (any of the foregoing is referred to herein as a "Material Adverse Change").

8.4      ATTACHMENT.

         If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower;

8.5      INSOLVENCY.

         If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days;

8.6      OTHER AGREEMENTS.

         If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

8.7      JUDGMENTS.

         If a money judgment(s) in the aggregate of at least $150,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days;

8.8      MISREPRESENTATIONS.

         If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9      CHANGE IN CONTROL.

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         A Change in Control occurs.

9.       BANK'S RIGHTS AND REMEDIES

9.1      RIGHTS AND REMEDIES.

         When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

         (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

         (b)      [intentionally omitted];

         (c) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

         (d) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

         (e) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, intellectual property rights and rights of use of any name, trade secrets, trade names, and all other similar property as it pertains to the Collateral, in advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

         (f)      Dispose of the Collateral according to the Code.

9.2      POWER OF ATTORNEY.

         Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3      [INTENTIONALLY OMITTED.]

9.4      BANK EXPENSES.

         If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in

Section 6.5, and take any action under the policies Bank deems prudent in connection therewith. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5      BANK'S LIABILITY FOR COLLATERAL.

         If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6      REMEDIES CUMULATIVE.

         Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7      DEMAND WAIVER.

         Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.      NOTICES

         All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

         California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in San Diego County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.      GENERAL PROVISIONS

12.1     SUCCESSORS AND ASSIGNS.

         This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2     INDEMNIFICATION.

         Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3     TIME OF ESSENCE.

         Time is of the essence for the performance of all obligations in this Agreement.

12.4     SEVERABILITY OF PROVISION.

         Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5     AMENDMENTS IN WRITING, INTEGRATION.

         All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7     SURVIVAL.

         All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8     CONFIDENTIALITY.

         In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision),
(iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9     ATTORNEYS' FEES, COSTS AND EXPENSES.

         In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.      DEFINITIONS

13.1     DEFINITIONS.

         In this Agreement:

         "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

         "BANK EXPENSES" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

         "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

         "CHANGE IN CONTROL" is a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.

         "CLOSING DATE" is the date of this Agreement.

         "CODE" is the Uniform Commercial Code as enacted in California, as in effect and otherwise amended from time to time.

         "COLLATERAL" is the property described on Exhibit A.

         "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

         "CREDIT EXTENSION" is the Term Loan and any other extension of credit by Bank for Borrower's benefit.

         "DEFAULT" shall mean any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

         "EFFECTIVE DATE" is the date Bank executes this Agreement.

         "ELIGIBLE EQUIPMENT" shall mean items of personal property of Borrower consisting of laboratory equipment, computer equipment, office equipment and Other Equipment, all of which shall have been purchased in the interval from January 1, 2000 through and including June 30, 2003 and all of which shall found to be acceptable to Bank for loan purposes hereunder.

         "EQUIPMENT" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

         "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

         "GAAP" is generally accepted accounting principles, consistently applied.

         "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

         "INSOLVENCY PROCEEDING" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

         "INVENTORY" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

         "INVESTMENT" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

         "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "LOAN DOCUMENTS" are, collectively, this Agreement, any note, or notes or guaranties or third party suretyship obligations in favor of Bank executed by Borrower or other Persons, as applicable, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

         "MATERIAL ADVERSE CHANGE" is defined in Section 8.3.

         "MATURITY DATE" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

         "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank relating to the Term Loan, and including interest accruing after Insolvency Proceedings begin.

         "OTHER EQUIPMENT" shall mean and refer to used items of equipment, software licenses, leasehold improvements, freight, taxes and other soft cost expenditures of a similar nature, in each case as Bank determines is acceptable.

         "PERMITTED INDEBTEDNESS" is:

         (a) Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

         (b) Indebtedness existing on the Closing Date and shown on the Schedule;

         (c)      Subordinated Debt;

         (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

         (e) Indebtedness secured by Permitted Liens, provided that Indebtedness relating to item (c) of the definition of Permitted Liens shall be limited to the contemplated equipment financing transaction in the aggregate principal indebtedness amount of $4,000,000 extended by General Electric Credit Corporation.

         "PERMITTED INVESTMENTS" are:

         (a) Investments shown on the Schedule and existing on the Closing Date, including Borrower's ownership interest in Novasite Pharmaceuticals, Inc. and AME Torrey View, LLC; and

         (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, and (iv) Investments permitted by Borrower's investment policy, as amended from time to time, and as provided to and approved by Bank.

         "PERMITTED LIENS" are:

         (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

         (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

         (c) Purchase money Liens or Liens arising in connection with capital leases, (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

         (d) Non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business and, with respect to any licenses where Borrower is the licensee, any interest or title of a licensor or under any such license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

         (e) Leases or subleases entered into in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property; and

         (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

         "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

         "PREPAYMENT FEE" shall mean a fee to be paid by Borrower on any prepayment of the principal outstanding hereunder equal to (A) three percent (3%) of the aggregate principal amount of the Term Loan being prepaid prior to its scheduled maturity if any such prepayment occurs on or prior to the first anniversary of the Effective Date; (B) two percent (2%) of the aggregate principal amount of the Term Loan being prepaid prior to its scheduled maturity if any such prepayment occurs after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date; and (C) one percent (1%) of the aggregate principal amount of the aggregate principal amount of the Term Loan being prepaid prior to its scheduled maturity if any such prepayment occurs after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date.

         "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

         "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, the President and the Chief Financial Officer of Borrower.

         "RIGHTS", as applied to the Collateral, means the Borrower's rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower's power to transfer rights in such Collateral to Bank.

         "SCHEDULE" is defined in Section 5 hereof.

         "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

         "SUBSIDIARY" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

         "TANGIBLE NET WORTH" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

         "TERM LOAN" shall mean a credit extension by Bank to Borrower in accordance herewith and in an aggregate principal amount not to exceed Six Million Dollars ($6,000,000).

         "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

         "TRADEMARKS" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                               BORROWER:

                                               APPLIED MOLECULAR EVOLUTION, INC.

                                               By: /s/ William D. Huse
                                                   -----------------------------
                                               Name: William D. Huse, M.D, Ph.D.
                                               Title: CEO & President

                                               BANK:

                                               SILICON VALLEY BANK

                                               By: /s/ Linda LeBeau
                                                   -----------------------------
                                               Name: Linda LeBeau
                                               Title: Senior Vice President

Effective Date: 9-29-03